Exhibit 99.1

PRESS RELEASE

Contact:                           Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, December 16, 2005

STAR BUFFET, INC. FILES FORM 10-Q

FOR THIRD QUARTER FY 2006

SALT LAKE CITY, UT — December 16, 2005 — Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2006 ending November 7, 2005.  Following are the highlights:

Star Buffet, Inc. had revenues of $11.5 million and net loss of $102,000, or ($0.03) per share on a diluted basis of 3,003,425 of shares outstanding for the twelve weeks ended November 7, 2005 and revenues of $44.2 million and net income of $1,482,000, or $0.46 per share on a diluted basis of 3,208,903 of shares outstanding for the forty weeks ended November 7, 2005.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of December 16, 2005, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, two JJ North’s Country Buffet restaurants, two Holiday House restaurants and one Casa Bonita Mexican theme restaurant.

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